Exhibit 2.1
                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (the "Agreement") is made and entered into on April 21, 1997, by and between SOUTHHAMPTON ENTERPRISES CORP., a British Columbia corporation ("SEC"), SOUTHHAMPTON ENTERPRISES, INC., a Texas corporation ("SEI"), THOMAS E. DOOLEY, JR., the Chief Executive Officer of The Antigua Group, Inc., a Nevada corporation ("Antigua") and GAIL DOOLEY, husband and wife ("Dooley"), THOMAS E. DOOLEY AND GAIL DOOLEY REVOCABLE TRUST OF 1988, the principal shareholder of Antigua (the "Dooley Trust"), E. LOUIS WERNER JR. REVOCABLE INTERVIVOS TRUST OF 1982 (the "Werner Trust"), a shareholder of Antigua, and THE IRREVOCABLE GIFT TRUSTS OF THE CHILDREN OF THOMAS AND GAIL DOOLEY OF 1989 (the "Dooley Children Trusts"), a shareholder of Antigua.

                                    ARTICLE I

                                    RECITALS
                                    --------

         1.1. Present Structure of SEC and SEI. The Common Stock of SEC is currently listed on the Vancouver Stock Exchange (the "VSE"). SEI's headquarters are in Dallas, Texas. SEI is a wholly-owned subsidiary of SEC.

         1.2 Present Structure of Antigua. Antigua's headquarters are in Scottsdale, Arizona. Thomas E. Dooley, Jr. is the Chief Executive Officer and a director of Antigua. Dooley, for the benefit of their minor children, owns a total of 51,200 shares of Antigua Common Stock. Thomas E. Dooley is the trustee of the Dooley Trust, which owns a total of 1,653,800 shares of Antigua Common Stock. E. Louis Werner, Jr. is the trustee of the Werner Trust, which owns 88,600 shares of Antigua
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Common  Stock.  Bobbi D. Hunter is the trustee for the Dooley  Children  Trusts, which collectively own a total of 181,000 shares of Antigua Common Stock. Dooley, the Dooley Trust, the Dooley Children Trusts and the Werner Trust
(collectively, the "Shareholders") collectively own all of the issued and outstanding capital stock of Antigua.

         1.3 Present Structure of Acquisition. SEC, SEI, Antigua, and Dooley are parties to a Merger Agreement dated as of July 18, 1996 and amended three times by the parties in writing effective July 30, 1996 (the "First Amendment"), September 15, 1996 (the "Second Amendment"), and October 30, 1996 (the "Third Amendment"). The Merger Agreement, the First Amendment, the Second Amendment and the Third Amendment are herein collectively referred to as the "Amended Merger Agreement."

         1.4 Revised Structure of Acquisition. The parties have determined that it is in their respective best interests to structure the acquisition of Antigua contemplated by the Amended Merger Agreement in the form of a purchase by SEI of all of the issued and outstanding capital stock of Antigua from the Shareholders.

         NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE II

                                 PURCHASE TERMS
                                 --------------

         2.1 Stock Purchase. At the Closing (as defined in Section 1.3 below), the Shareholders shall sell, and SEI shall purchase, all of the issued and outstanding capital stock of Antigua (the "Antigua Stock") for the consideration set forth in Section 2.2 below.
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         2.2  Purchase  Price.  The  purchase  price for the Antigua  Stock (the
"Purchase Price") shall be as follows:

                  a. Cash or other immediately available funds in the amount of $12,245,000, a total of $750,000 of which has previously been paid as described in Section 6.7;

                  b. Promissory Notes in the aggregate principal amount of $5,523,000, which Promissory Notes shall be in the form attached collectively hereto as Exhibit 2.2(b); and

                  c. A total of 250,000 shares of SEC Common Stock, a warrant to purchase an additional 250,000 shares of SEC Common Stock at an exercise price of $1 per share, and an option to purchase an additional 50,000 shares of SEC Common Stock (subject to adjustment to reflect the reverse split of SEC Common Stock to be effected after the Closing Date) at an exercise price of $1 per share; the form of such warrant and option are attached hereto as Exhibit 2.2(c).

The purchase price shall be paid at the Closing. Additionally, in the event that the Shareholders and SEI agree to make an election pursuant to Section 338 (h)
(10) of the Internal Revenue Code pursuant to Section 6.11 hereof, then SEI shall, following the Closing, pay additional consideration to the Shareholders, as described more completely in Section 6.11.

         2.3 Closing. SEI's purchase of the Antigua Stock (the "Closing") shall take place at 2:00 p.m. on May 7, 1997 (the "Closing Date") or at such other time, date or place as shall be mutually agreed upon by the parties.
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         2.4 Delivery of Certificates.  At the Closing,  the Shareholders  shall deliver to SEI certificates (duly endorsed for transfer to SEI) for the Antigua Stock, free and clear of any liens, security interests or other encumbrances.

         2.5 Structure as of the Closing. Effective as of the Closing: (a) Antigua shall be a wholly-owned subsidiary of SEI; and (b) SEI shall be a wholly-owned subsidiary of SEC.

         2.6 Further Assurances. If, at any time after the date hereof, SEC or SEI shall be advised that any further assignments or assurances or any other acts or things are necessary or desirable to vest, perfect, confirm or record, in or to SEC or SEI the title to the Antigua Stock, the Shareholders shall execute and deliver all such assignments, deeds, endorsements and assurances, and do such other reasonable things as may be requested by the Board of Directors of SEC or SEI and are necessary or proper to vest, perfect or confirm title to the Antigua Stock, and otherwise carry out the purposes of this Agreement.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF SEC AND SEI
                  ---------------------------------------------

         SEC and SEI hereby jointly and severally represent and warrant to the Shareholders, and each of them, as follows:

         3.1  Organization  and  Qualification.   Each  of  SEC  and  SEI  is  a
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power to carry on its business as now conducted and presently proposed to be conducted.
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         3.2 Authority  Relative to This Agreement.  Each of SEC and SEI has the
requisite corporate power and authority to enter into this Agreement to carry out its obligations hereunder. The execution and delivery of this Agreement by SEC and SEI and the consummation by SEC and SEI of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of SEC and SEI, and no other corporate proceedings on the part of SEC or SEI are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by SEC and SEI and constitutes a valid and binding obligation of each, enforceable in accordance with its terms.

         3.3 Consents and Approvals; No Violation. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a default under any provision of (a) SEC's or SEI's Articles of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be violated or breached, or in respect of which a right of termination or acceleration or any encumbrance on any of SEC's or SEI's assets would be created, other than any such breaches or violations that will not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of SEC and its subsidiaries, taken as a whole. Other than in connection with or in compliance with (a) the corporation laws of the Province of British Columbia and the State of Texas, and (b) the rules and regulations of the VSE, or (c) U.S., Canadian or British Columbian securities laws or blue sky laws, no authorization, consent
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or approval of, or filing with, any public body, court or authority is necessary on the part of SEC or SEI for the consummation by SEC and SEI of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make will not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of SEC and its subsidiaries, taken as a whole.

         3.4 Capitalization of SEC and SEI. The authorized equity capitalization of SEC consists of 100,000,000 shares of SEC Common Stock, no par value per share, and 30,000,000 shares of SEC Preferred Stock, no par value per share. As of the Closing Date: (a) 25,064,647 shares of SEC Common Stock will be issued and outstanding (all of which shares will be fully paid and nonassessable), and no shares of SEC Common Stock will have been repurchased by SEC; and (b)
5,250,000 shares of SEC Preferred Stock will be issued and outstanding (all of which shares will be fully paid and nonassessable), and no shares of SEC
Preferred  Stock  will  have  been  repurchased  by SEC.  Except as set forth on
Schedule 3.4 hereto, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating SEC to issue or sell any shares of capital stock of SEC or securities or obligations of any kind convertible or exchangeable for any shares of capital stock of SEC, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of SEC.

         3.5 VSE Filings. SEC has previously delivered to the Shareholders copies of all reports filed by SEC with the VSE since January 1, 1994, which constitute all reports required to be filed by SEC with the VSE since such date. As of their respective dates, the documents and reports referred to above did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of SEC included in such documents
                                        6
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and reports  were  prepared  in  accordance  with  Canadian  generally  accepted accounting principles ("Canadian GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects according to Canadian GAAP the financial position of SEC as of the date thereof and the results of its operations and its cash flows for the period then ended, in the case of the unaudited interim financial statements subject to normal year-end audit adjustments and the absence of complete footnote disclosures.

         3.6 Absence of Undisclosed Liabilities. SEC and SEI do not have any obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions heretofore entered into, or any action or inaction, or any state of facts existing, including taxes with respect to or based upon transactions or events heretofore occurring, except (a) obligations under contracts or commitments (but not liabilities for breaches thereof), (b) liabilities or reserves reflected on the consolidated balance sheet dated June 30, 1996 (the "June 30, 1996 Balance Sheet"), (c) liabilities which have arisen after the date of the June 30, 1996 Balance Sheet in the ordinary course of business (none of which is an uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), (d) liabilities otherwise specifically disclosed in the documents and reports described in Section 3.5 hereof, and (e) liabilities incurred for financings related to this Agreement.

         3.7 No Material Adverse Change. Since June 30, 1996, there has been no material adverse change in the assets, financial condition, operating results, customer, distributor, employee or supplier relations or business condition of SEC or SEI.
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         3.8 Compliance With Laws;  Permits;  Certain  Operations.  SEC, SEI and
their respective officers, directors, agents and employees have complied in all material respects with all applicable laws and regulations which affect the businesses or any owned or leased properties of SEC or SEI and to which SEC or SEI may be subject, and no claims have been filed against SEC or SEI alleging a violation of any such laws or regulations, except as described in the documents and reports identified in Section 3.5 above. Neither SEC nor SEI has authorized, given or agreed to give any money, gift or similar benefit (other than incidental gifts of nominal value) to any actual or potential distributor, customer, supplier, governmental employee or any other person in a position to assist or hinder SEC or SEI in connection with any actual or proposed
transaction.   SEC  and  SEI  hold  all  of  the  material  permits,   licenses,
certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business or the ownership or leasing of their respective properties. In particular, but without limiting the generality of the foregoing, SEC and SEI have not in any material respect violated, or received a written notice or charge asserting any violation of, any laws pertaining to occupational health or safety or the environment (including rules and regulations thereunder).

         3.9 Disclosure. Neither this Agreement nor any of the documents delivered hereunder by SEC or SEI contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to the Shareholders of which any officer or director of SEC or SEI is aware which materially affects adversely or could reasonably be
                                        8
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anticipated  to materially  affect the business,  including  operating  results, assets, customer, distributor, supplier or employee relations, or business condition, of SEC or SEI.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
               --------------------------------------------------

         The Shareholders jointly and severally represent and warrant to SEC and SEI that:

         4.1 Organization and Qualification. Antigua is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The copies of Antigua's Articles of Incorporation and Bylaws which have been furnished by Antigua to SEC prior to the date of this Agreement reflect all amendments made thereto and are correct and complete. Antigua is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, other than where the failure to so qualify will not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Antigua.

         4.2 Authority Relative to This Agreement. Each Shareholder has the full power and authority to execute and deliver this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by the Shareholders and the consummation of the transactions contemplated hereby have been duly authorized by the Shareholders, and no other proceedings are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by the Shareholders and constitutes a valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with its terms.
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         4.3 Consents and Approvals; No Violation. Except as disclosed under the caption "Consents and Approvals" in the disclosure from Antigua to SEC of even date herewith (the "Disclosure Letter"), the execution, and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a default under any provision of
(a)  Antigua's   Articles  of  Incorporation  or  Bylaws,   (b)  any  agreement,
arrangement or understanding, (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of Antigua's assets would be created, other than any such breaches or violations that will not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Antigua. Other than in connection with or in compliance with the corporation laws of the State of Nevada, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Antigua or the
Shareholders  to  allow  the   Shareholders   to  consummate  the   transactions
contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make will not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Antigua.

         4.4 Capitalization. The authorized equity capitalization of Antigua consists of 5,000,000 shares of Antigua Common Stock. As of the date hereof, 2,074,600 shares of Antigua Common Stock are issued and outstanding, all of which shares are (a) validly issued, fully paid and nonassessable, and (b) owned beneficially and of record as described on Schedule 4.4. Except as disclosed under the caption "Capitalization" in the Disclosure Letter, there are no
options,   warrants,   conversion   privileges  or  other  rights,   agreements,
arrangements or commitments obligating Antigua to issue or sell any shares of capital stock of Antigua or securities or obligations of any kind convertible into or exchangeable for any shares
                                       10
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of capital stock of Antigua,  nor are there any stock  appreciation,  phantom or similar rights outstanding based upon the book value or any other attribute of Antigua (collectively, "Antigua Options"). Other than as set forth in this Agreement (including the Exhibits and Schedules hereto), the Shareholders are not entitled to any preemptive, registration or other similar rights. At or prior to the Closing, all Antigua Options will be repurchased, satisfied or otherwise canceled or terminated without payment of any sum, or the incurrence of any liability for future payment of any sum, by Antigua. As of the Closing, SEI will own of record and beneficially the Antigua Stock, free and clear of all liens, security interests or other encumbrances, shareholders' agreements or voting trusts, and there will not be outstanding any subscriptions, warrants, options or rights to which any person is or may be entitled to purchase or otherwise acquire any capital stock of Antigua.

         4.5 No Subsidiaries. Antigua does not directly or indirectly have any material investment in any other corporation, partnership, joint venture or other business association or entity, and is not subject to any obligation or requirement to provide for or to make any investment (by loan, capital contribution or otherwise) in any entity.

         4.6 Financial Statements. The Shareholders have caused to be delivered to SEC the following financial statements of Antigua: (a) audited balance sheets at December 31, 1996, 1995 and 1994; and (b) audited statements of income, retained earnings and cash flows for the years ended December 31, 1996, 1995 and 1994. The foregoing financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Antigua as of the dates thereof and the results of its operations and its cash flows for the periods then ended. Antigua's audited balance sheet as of December 31, 1996 and Antigua's audited statements of income,
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retained  earnings  and cash  flows for the year  ended  December  31,  1996 are hereinafter collectively referred to as the "December 31, 1996 Financial Statements."

         4.7 Absence of Undisclosed Liabilities. Antigua does not have any obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions heretofore entered into, or any action or inaction, or any state of facts existing, including taxes with respect to or based upon transactions or events heretofore occurring, except (a) obligations under contracts or commitments described in the Disclosure Letter under the caption "Contracts", or under contracts or commitments which are not required to be disclosed thereunder (but not liabilities for breaches thereof), (b) liabilities or reserves reflected on the balance sheet included in the December 31, 1996 Financial Statements, (c) liabilities which have arisen after the date of the balance sheet included in the December 31, 1996 Financial Statements in the ordinary course of business (none of which is an uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), and (d) liabilities otherwise specifically disclosed in this Agreement or in the Disclosure Letter.

         4.8 No Material Adverse Change. Since December 31, 1996, there has been no material adverse change in the financial condition, properties, business, operations, results of operations, or customer, distributor, sales representative, employee or supplier relations, of Antigua.

         4.9 Absence of Certain Developments. Except as set forth under the caption "Developments" in the Disclosure Letter, since December 31, 1996, Antigua has not:

                  a. Redeemed or purchased, directly or indirectly, any shares of its capital stock, or declared or paid any dividends or distributions with respect to any shares of its capital stock.
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                  b.       Other than upon the repurchase or other  satisfaction
                           of Antigua Options pursuant to Section 4.4, issued or
                           sold  any  of  its  equity   securities,   securities
                           convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities.

                  c. Borrowed any amount or incurred or become subject to any material liability, except current liabilities incurred in the ordinary course of business.

                  d. Discharged or satisfied any material lien or encumbrance or paid any material liability, other than current liabilities paid in the ordinary course of business.

                  e. Mortgaged, pledged or subjected to any lien, charge or other encumbrance, any of its assets with a fair market value in excess of $10,000, except liens for current property taxes not yet due and payable.

                  f. Sold, assigned or transferred (including without limitation transfers to any employees, shareholders or affiliates of Antigua) any tangible assets in excess of $10,000, except in the ordinary course of business, or canceled any debts or claims in excess of $10,000.

                  g. Sold, assigned or transferred (including without limitation transfers to any employees, shareholders or affiliates of Antigua) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, except in the ordinary course of business, or disclosed any proprietary confidential information to any person other than SEC or SEI or employees or agents of Antigua.

                  h. Suffered any extraordinary loss or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice.
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                  i.       Taken any  other  action  or  entered  into any other
                           transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Insider (as defined in Section 4.21), in each case involving in excess of $10,000.

                  j. Suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance.

                  k. Other than in the ordinary course of business and consistent with past practice, made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee who earns more than $25,000 per year, group of employees or consultant, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement.

                  l. Paid, accrued or agreed to pay in the future any sum under Antigua's profit-sharing plan.

                  m. Made any capital expenditures or commitments therefor that in the aggregate exceeded $50,000.

                  n.       Made any loans or advances to, or guarantees  for the
                           benefit  of,  any  persons  that  in  the   aggregate
                           exceeded $10,000.

                  o. Made charitable contributions or pledges which in the aggregate exceeded $10,000.

         4.10 Title to Properties. Antigua owns good and marketable title to each of the tangible properties and tangible assets reflected on the balance sheet included in the December 31, 1996 Financial
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Statements or acquired  since the date thereof,  free and clear of all liens and encumbrances,  except for (A) liens for current  taxes not yet due and  payable,
(B) liens set forth under the caption "Real Estate" in the Disclosure Letter, and (C) the properties subject to the leases set forth under the caption "Leases" in the Disclosure Letter.

         4.11 Accounts Receivable. Antigua's notes and accounts receivable recorded on the balance sheet included in the December 31, 1996 Financial Statements and those arising since the date thereof are valid receivables and are collectible in accordance with their terms, net of the reserves recorded on such balance sheet or thereafter, subject to no valid counterclaims or setoffs. All reserves for notes and accounts receivable are established in accordance with generally accepted accounting principles applied consistently with prior periods.

         4.12 Inventories. Except as set forth under the caption "Inventory" in the Disclosure Letter, the inventories of Antigua recorded on the balance sheet included in the December 31, 1996 Financial Statements, and the inventory created or purchased since the date thereof, consists of a quantity and quality usable and salable in the ordinary course of business, net of the reserves recorded on the balance sheet or thereafter, is not slow-moving as determined in accordance with past practices, obsolete or damaged, and is not defective. All reserves for inventory were established in accordance with generally accepted accounting principles applied consistently with prior periods.

         4.13 Tax Matters. Except as set forth under the caption "Tax Matters" in the Disclosure Letter, Antigua has filed all federal, foreign, state, county and local income, excise, property, sales and other tax returns which are required to be filed by it, and all such returns are true and correct in all material respects; all taxes due and payable by Antigua have been paid; the liability for taxes on the balance sheet included in the December 31, 1996 Financial Statements fully reflects Antigua's obligations for taxes as of such date, and Antigua's provisions for taxes in such balance sheet are sufficient for all accrued and unpaid taxes as of the date of such balance sheet; Antigua has paid all taxes due and payable or which it is obligated to withhold from amounts owing to any employee, creditor, independent contractor, shareholder or other third party; Antigua has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency; the assessment of any additional taxes for periods for which returns have been filed is not expected; and there are no unresolved questions or claims concerning the tax liability of Antigua. Antigua has not made an election under ss. 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). Antigua has a valid election in effect to be taxed as an S corporation under the Code, and there have not been any acts or failures to act that would adversely impact the validity of that election prior to the Closing Date. No claim has ever been made by an authority in a jurisdiction where Antigua does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Antigua that arose in connection with any failure (or alleged failure) to pay any tax. Antigua has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code ss.6662.

         4.14 Contracts and Commitments.

                  a. Except as set forth under the caption "Contracts" in the Disclosure Letter, Antigua is not a party to any
                           (i) collective bargaining agreement or contract with any labor union, (ii) bonus, pension, profit sharing, retirement, or other form of deferred compensation plan, (iii) hospitalization insurance or similar plan or practice, whether formal or informal, (iv) contract for the employment of any officer, individual employee, or other person on a full-time or consulting basis or relative to severance pay for any such person, (v) agreement or indenture relating to the borrowing of money in excess of $10,000 or to mortgaging, pledging or otherwise placing a lien on any of the assets of Antigua, (vi) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection, (vii) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, with aggregate remaining rental payments in excess of $10,000, (viii) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $25,000, (ix) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $25,000, (x) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, other than contracts terminable by it on thirty days' or less notice without penalty or involving less than $25,000, (xi) contract which prohibits Antigua from freely engaging in business anywhere in the world, (xii) sales representative or distribution agreement, or any other contract relating to the sale or distribution of Antigua's products, (xiii) contract, agreement or understanding with any Insider, (xiv) license agreement or other agreement providing for the payment or receipt of royalties or other compensation by or to Antigua, or (xv) other agreement material to Antigua's business or not entered into in the ordinary course of business.

                  b. Except as specifically disclosed under the caption "Contracts" in the Disclosure Letter, (i) to the knowledge of the Shareholders, no contract or commitment required to be disclosed under such caption has been breached or canceled by the other party, (ii) since December 31, 1996, no customer or supplier has notified Antigua that it will stop or materially decrease the rate of business done with Antigua, except for changes in the ordinary course of Antigua's business, (iii) Antigua has performed in all material respects all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed under such caption and is not in receipt of any written claim of default under any contract or commitment required to be disclosed under such caption, and (iv) Antigua has no present expectation or intention of not fully performing any obligation pursuant to any contract or commitment set forth under such caption.

                  c. Prior to the date of this Agreement, SEC has been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to under the caption "Contracts" in the Disclosure Letter, together with all amendments, waivers or other changes thereto.

         4.15 Proprietary Rights.

                  a. Except as set forth under the caption "Proprietary Rights" in the Disclosure Letter, there are no patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, trade secrets or other proprietary rights owned by Antigua or necessary to the conduct of Antigua's business as now conducted. Antigua owns and possesses all rights, titles and interest, or a valid license, in and to the proprietary rights set forth under such caption.

                  b. The Disclosure Letter describes under such caption all proprietary rights which have been licensed to third parties and those proprietary rights which are licensed from third parties. Antigua has taken all necessary action to protect the proprietary rights set forth under such caption. Antigua has not received any written notice of, nor are the Shareholders aware of any facts which indicate a probable likelihood of, any infringement, misappropriation, or conflict from any third party with respect to Antigua's proprietary rights; Antigua has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties, nor are the Shareholders aware of any infringement, misappropriation or conflict which will occur in the continued operation of Antigua; and no written claim by any third party contesting the validity of any proprietary rights listed under such caption has been made, is currently outstanding, or, to the knowledge of the Shareholders, is threatened.

         4.16 Litigation. Except as set forth under the caption "Litigation" in the Disclosure Letter, there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of the Shareholders, threatened against Antigua, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no material basis known to the Shareholders for any of the foregoing.

         4.17 Brokerage. Except pursuant to an oral agreement with Phil Isbell concerning certain business combinations, the total compensation payable under which will not exceed $100,000 (payable by the Shareholders), there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Antigua or the Shareholders.

         4.18 Employment Matters. Antigua has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. Antigua has no material labor relations problems pending, its labor relations are satisfactory and no key executive employee of Antigua and no group of Antigua's employees has notified Antigua of any plans to terminate his or its employment.

         4.19 Employee Benefit Plans.

                  a. With respect to all employees and former employees of Antigua, except as set forth under the caption "Employee Benefits" in the Disclosure Letter, Antigua does not presently maintain, contribute to or have any liability (including current or potential multi-employer plan withdrawal liability) under any
                           (i) non-qualified deferred compensation or retirement plan or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of
                           1974, as amended ("ERISA"), (ii) qualified defined contribution retirement plan or arrangement which is an employee pension benefit plan, (iii) qualified defined benefit pension plan or arrangement which is an employee pension benefit plan, (iv) "multi-employer plan" as such term is defined in
                           Section 3(37) of ERISA, (v) unfunded or funded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees which is an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, (vi) profit-sharing or other similar plan, or (vii) any other employee welfare benefit plan.

                  b. With respect to each of the employee benefit plans listed in the Disclosure Letter, the Shareholders have furnished to SEC true and complete copies of (i) the plan documents and summary plan description, (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the latest actuarial valuation, (iv) the latest financial statement, (v) the last Form 5500 Annual Report, and
                           (vi) all related trust agreements, insurance contracts or other funding agreements which implement such employee benefit plan. Neither Antigua nor any of its directors, officers, employees or any other "fiduciary," as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plans.

                  c. With respect to the insurance contracts or funding agreements which implement any of the employee benefit plans listed in the Disclosure Letter, such insurance contracts or funding agreements are fully insured or the reserves under such contracts are sufficient to pay claims incurred.

         4.20 Insurance. The Disclosure Letter, under the caption "Insurance," lists and briefly describes each insurance policy maintained by Antigua with respect to its properties and assets and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and

Antigua is not in default in any material respect with respect to its obligations under any of such insurance policies. The insurance coverage of Antigua is customary for corporations of similar size engaged in similar lines of businesses.

         4.21 Affiliate Transactions. Except as set forth under the caption "Affiliate Transactions" in the Disclosure Letter, no holder of 5% or more of any class of stock of Antigua, officer or director of Antigua or, to any Shareholder's knowledge, any member of the immediate family of any such shareholder, officer or director, or, to any Shareholder's knowledge, any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any of such persons) (collectively "Insiders"), has any agreement with Antigua (other than at-will employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Antigua. For purposes of the preceding sentence, the members of the immediate family of a shareholder, officer or director consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such shareholder, officer or director.

         4.22 Customers and Suppliers. The Disclosure Letter, under the caption "Customers and Suppliers," lists the 10 largest customers and 10 largest suppliers of Antigua for 1996, and sets forth opposite the name of each such customer and supplier the approximate percentage of net sales or purchases, as the case may be, attributable to such customer or supplier. The Disclosure Letter also sets forth the forecast of the 10 largest customers and suppliers for 1997.

         4.23 Officers and Directors; Bank Accounts. The Disclosure Letter, under the caption "Officers and Directors," lists all officers and directors of Antigua, all of Antigua's bank accounts, and each authorized signer on such accounts.

         4.24 Compliance with Laws; Permits; Certain Operations. Antigua and its officers, directors, agents and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the businesses or any owned or leased properties of Antigua and to which Antigua may be subject, and no claims have been filed against Antigua alleging a violation of any such laws or regulations, except as set forth in the Disclosure Letter under the caption "Compliance." Antigua has not authorized, given or agreed to give any money, gift or similar benefit (other than incidental gifts of articles of nominal value) to any actual or potential distributor, customer, supplier, governmental employee or any other person in a position to assist or hinder Antigua in connection with any actual or proposed transaction. Antigua holds all of the material permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conducts of its business or the ownership or leasing of its property, including, without limitation, permits, licenses, certificates and authorizations of the Federal Communications Commission and Underwriters Laboratories. In particular, but without limiting the generality of the foregoing, Antigua has not in any material respect violated, or received a written notice or charge asserting any violation of, any laws pertaining to occupational health or safety or the environment (including rules and regulations thereunder).

         4.25 Disclosure. Neither this Agreement, nor any other documents delivered hereunder by the Shareholders nor the Disclosure Letter contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to SEC of which the Shareholders are aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including operating results, assets, customer, distributor, supplier or employee relations, and business operations, of Antigua.

                                    ARTICLE V

                    CONDUCT OF BUSINESS PRIOR TO THE CLOSING
                    ----------------------------------------

         5.1 Conduct of Business Prior to the Closing. Prior to the Closing, unless SEC and SEI have otherwise consented (such consent shall not be withheld unreasonably), or as otherwise provided herein, the Shareholders shall cause Antigua to take the following actions:

                  a. Antigua shall continue to conduct operations in the ordinary and usual course of business, and maintain its facilities in their current condition.

                  b.       Antigua  shall refrain  from:  (A) issuing,  selling,
                           pledging, disposing of or encumbering (i) any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, or
                           (ii) any of its assets, except in the ordinary course of business; (B) amending or proposing to amend its Articles of Incorporation or Bylaws; (C) splitting, combining or reclassifying any outstanding shares of Antigua's Common Stock, or declaring or paying any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of Antigua's Common Stock; (D) redeeming, purchasing or acquiring or offering to acquire any shares of Antigua's Common Stock; (E) acquiring (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (F) incurring any indebtedness for borrowed money or issuing any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice;
                           (G) making any payment under Promissory Notes to any employee of Antigua, or (H) entering into or proposing to enter into or modifying or proposing to modify in any material respect any material agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(b).

                  c. Except in the ordinary course and consistent with past practice, Antigua shall refrain from entering into or modifying any employment, severance or similar agreements or arrangements with, or granting any bonuses, salary increases, severance or termination pay to, any officers, directors, employees or consultants.

                  d. Except as required by law, Antigua shall refrain from adopting or amending any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any director.

                  e. Antigua will use its best efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

                  f. Antigua shall use its reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; confer on a regular and frequent basis with representatives of SEC and report operational matters and the general status of ongoing operations to SEC; refrain from taking any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at, or at any time prior to, the Closing Date; after discovery by Antigua, notify SEC of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental or third party complaints, investigations or hearings known to Antigua (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Antigua or the Shareholders' ability to consummate the transactions contemplated by this Agreement; and notify SEC if any Shareholder discovers that any representation or warranty made by any of them in this Agreement was when made, or has subsequently become, untrue in any material respect.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS
                              ---------------------

         6.1 Mr. Dooley as Director. SEC and SEI shall cause Tom Dooley to remain a director of Antigua for a period of at least two years following the Closing. Upon the Closing, Mr. Dooley shall receive an option to purchase 50,000 shares of SEC Common Stock pursuant to SEC's non-employee director stock option plan. SEC further agrees that during Mr. Dooley's term as a director of Antigua, Mr. Dooley shall also participate in (a) SEC's stock option plan, and (b) SEC's other benefit plans, if any, for non-employee directors to the same extent as other non-employee directors of SEC.

         6.2 Mr. Dooley as Consultant. Following the Closing, Mr. Dooley shall serve as a consultant to Antigua pursuant to the terms of the Consulting Agreement attached hereto as Exhibit 6.2.

         6.3 Personal Items of Mr. Dooley. Effective as of the Closing, Mr. Dooley shall be given all right, title and possession of the following items:
Desert Forest Country Club Membership; 1992 Ford Explorer; 1991 Acura NSX; certain paintings and kachina dolls in Antigua's corporate offices; Phoenix Coyotes 1996-97 Season Tickets; Phoenix Suns 1996-97 Season Tickets; cellular phones currently used by Mr. Dooley and his immediate family; and all furniture and art currently in Mr. Dooley's office. Following the Closing, SEC or Antigua shall continue to pay the following expenses of Mr. Dooley: COBRA health insurance policy premiums (for the longest period allowable by law) and business-related cellular phone service charges for so long as Mr. Dooley remains a director of Antigua.

         6.4 Revised Lease for Facilities. Upon the later of (a) 30 days after the Closing Date, or (b) Mr. Dooley gaining sole ownership of D&D Development Company, an Arizona general partnership ("D&D"), SEC shall enter into a lease for the premises currently leased by Antigua from D&D. The lease shall be for a term which expires on October 31, 1999, with two one-year options for periods which shall run consecutively from such expiration date. The rental rate payable under the lease shall be $.45 per square foot until the later of "a" and "b" immediately above, at which time the rental rate shall automatically convert to $.60 per square foot. The other material terms of this lease shall be substantially the same to those in the current lease between Antigua and D&D.

         6.5 Vuono Option. At the Closing, SEC will issue to Frank Vuono an option to purchase 10,000 shares of SEC's Common Stock at an exercise price of $1 per share. A copy of the foregoing option is attached hereto as Exhibit 6.5.

         6.6 Escrow Deposits. Prior to the date hereof, SEC and SEI deposited the sum of $1,000,000 in an escrow account at Colonial Trust Company in Phoenix to secure SEC's and SEI's obligations under the Amended Merger Agreement and this Agreement. Such sum has previously been paid to the Shareholders. Of such sum (a) $250,000 represents consideration paid to the Shareholders for extending the Closing Date under the Amended Merger Agreement and this Agreement, and (b) $750,000 will be applied to the Purchase Price payable at the Closing pursuant to Section 2.2(a) hereof.

         6.7 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary filings.

         6.8 Notification of Certain Matters. Each party will give prompt written notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure has caused, will cause or is likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at, or at any time prior to, the Closing Date, and (b) any material failure of such party, or any officer, director, shareholder, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         6.10 Director and Officer Indemnification; Liability Insurance. SEC agrees that it will cause Antigua to maintain in effect, for a period of at least two years following the Closing Date, the rights to indemnification existing as of the Closing Date under Antigua's Bylaws in favor of its directors and officers and, for a period of two years following the Closing Date, liability insurance for Antigua's officers and directors substantially equivalent to that maintained by SEC for its officers and directors. Any determination required to be made with respect to whether an indemnified party's conduct complies with the standards set forth under the Bylaws or applicable liability insurance policies will be made by independent counsel selected by SEC and reasonably satisfactory to such indemnified party.

         6.11 Section 338 (h) (10) Election. The Shareholders, SEC and SEI agree that promptly following the Closing the parties will jointly analyze the likely impact upon the Shareholders and SEI of SEI and the Shareholders making a joint election under Section 338 (h) (10) of the Code (and any corresponding elections under state, local or foreign tax law) with respect to the transactions contemplated by this Agreement. Upon completion of such analysis, if requested to do so by SEI, the Shareholders agree to negotiate with SEI in good faith an amount of additional consideration to be paid in cash which would compensate the Shareholders for: (a) all professional accounting and legal fees incurred by the Shareholders in making such election; (b) the increase in tax liability resulting from the difference in tax rates for ordinary and capital gain income due to an increase in the amount of gain characterized as ordinary income instead of capital gain income as a result of the Section 338(h)(10) election;
(c) the increase in tax liability resulting from a future decrease in the capital gains tax rate based on the additional amount of gain recognized at the time of Closing due to such election; and (d) any interest and penalties payable to Federal and state taxing authorities if it is determined that the gain recognized by the Shareholders from the Section 338(h)(10) election does not qualify as an installment sale under applicable Federal and state tax law at such time as such additional liabilities arise..

         6.12 Promissory Note for Profits; Payment to Dooley and Cancellation of Promissory Notes. At the Closing, SEI shall deliver to the Shareholders an executed Promissory Note in the form attached hereto as Exhibit 6.12(a) in the principal amount of $855,000. At the Closing, Antigua shall pay to Mr. Dooley $2,112,000 in immediately available funds and Mr. Dooley shall deliver to Antigua (for cancellation by Antigua) original Promissory Notes in the original principal amounts of $1,200,000 and $1,150,000, respectively, copies of which Promissory Notes are attached collectively hereto as Exhibit 6.12(b).

         6.13 Forgiveness of Indebtedness Owed by Mr. Dooley. At the Closing, Mr. Dooley's indebtedness to Antigua of $125,000 will automatically be canceled, extinguished and forgiven by Antigua.

         6.14 No Further Obligations. Upon the Closing, and the occurrence of the events required to be performed thereat, neither Antigua nor Dooley shall have any obligation to the other, contingent or otherwise, for monies owed with the exception of Antigua's obligations to Dooley as set forth in the Consulting Agreement attached hereto as Exhibit 6.2.

         6.15 Veto Power of Mr. Dooley. Between the Closing Date and the date on which all amounts required by the Promissory Notes set forth as Exhibits 2.2(b) and 6.12(a) are paid in full or converted into shares of SEC Common Stock pursuant to the terms of such Promissory Notes, Mr. Dooley shall have (a) veto power over all capital expenditures by Antigua and all material changes to its business that would affect Antigua's ability to repay such Promissory Notes, and
(b) total authority regarding all senior management staffing decisions at the Company.

         6.16 Access to Information; Confidentiality. At all times from the date hereof to the Closing Date: (a) SEC and SEI shall each afford the officers, employees, accountants, counsel and other representatives of the Shareholders access to all of the properties, books, contracts, commitments and records of SEC and SEI; and (b) the Shareholders shall cause Antigua to afford the officers, employees, accountants, counsel and other representatives of SEC and SEI access to all of the properties, books, contracts, commitments and records of Antigua. Further, at all times from the date hereof to the Closing Date, SEC and SEI on the one hand, and the Shareholders and Antigua on the other hand, shall promptly furnish to the other (i) a copy of each report, schedule, registration statement or other document filed or received by it during such period pursuant to the requirements of applicable securities laws, and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party and will not use such information other than to evaluate the other party in conjunction with the transactions contemplated by this Agreement. Additionally, in the event of termination of this Agreement for any reason, each party (x) will promptly return all nonpublic documents obtained from the other party, and (y) will refrain from the use or disclosure of any such confidential information provided hereunder. Subject to the limitations above, in the event of a termination of this Agreement for any reason, nothing in this Section 6.16 will preclude a party from developing or offering products or services competitive with those of the other parties.

         6.17 Agreement With Wells Fargo and Bank One. Prior to the date hereof, the parties have had discussions with Wells Fargo Bank, National Association ("Wells Fargo") and Bank One Arizona, NA ("Bank One") concerning the potential modification of a Promissory Note dated July 17, 1995 in the principal amount of $1,200,000 from Mr. Dooley to Wells Fargo and Bank One (the "Dooley Bank Note"). Those discussions resulted in a draft Note Modification Agreement dated March 19, 1997 (the "Draft Note Modification Agreement"), a copy of which is attached hereto as Exhibit 6.17. The Draft Note Modification Agreement has not been executed. In the event that Mr. Dooley is successful in reaching an agreement with Wells Fargo and Bank One pursuant to which (a) the payment of at least $400,000 of the principal amount of the Dooley Bank Note is deferred until at least June 27, 1997; and (b) no more than $800,000 is required to be paid by Mr. Dooley concurrently with the execution of the foregoing agreement with Bank One and Wells Fargo, then Southhampton shall reimburse Mr. Dooley for the fees which Mr. Dooley would have had to pay pursuant to Section 2 of the Draft Note Modification Agreement had such Agreement been executed.

         6.18 Legal Fees. Antigua has received a bill from the law firm Squire Sanders & Dempsey relating to legal work performed by such law firm for Antigua. Antigua has informed Squire Sanders that it does not intend to pay such bill. In the event that SEC's independent public accountants advise SEC that it may write off all or a portion of such legal fees, SEC will promptly pay to Mr. Dooley in cash an amount equal to fifty percent (50%) of the amount written off.

                                   ARTICLE VII

                                     CLOSING
                                     -------

         7.1 Conditions of Each Party to Effect the Closing. The respective obligations of each party to perform at the Closing shall be subject to the fulfillment at or prior to the Closing of the following conditions:

                  a. The Shareholders, SEC and SEI shall have obtained all consents and approvals necessary to the consummation of this Agreement and the transactions contemplated  hereby,  including  without  limitation
                           approval of this Agreement and all financings undertaken in connection herewith by LaSalle Business Credit, Inc. ("LaSalle") and the VSE.

                  b. There shall be no action, proceeding or pending or actual litigation to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement.

                  c. No party hereto will have terminated this Agreement as permitted herein.

         7.2 Additional Conditions to Obligations of the Shareholders. Each Shareholder's respective obligation to perform at the Closing is also subject to satisfaction of the following conditions:

                  a. The representations and warranties of SEC and SEI set forth in Article III will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date, and each of SEC and SEI will in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing.

                  b.       SEC and SEI shall have complied with Section 7.4.

         7.3 Additional Conditions to Obligations of SEC and SEI. SEC's and SEI's obligations to perform at the Closing are also subject to satisfactions of each of the following conditions:

                  a. Each of the representations and warranties of the Shareholders contained in this Agreement will be true and correct as of the Closing Date as if made at and as of the Closing Date, and the Shareholders will in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Closing.

                  b. There will have been no material adverse change in the financial condition, liabilities, operating results, business prospects, assets, or employee, customer, licensor or supplier relations of Antigua, and there will have been no damage, destruction or loss, individually or in the aggregate, which materially and adversely affects the properties, assets or business of Antigua (whether or not covered by insurance).

                  c.       The Shareholders will have complied with Section 7.5.

         7.4 Actions by SEC and SEI. At the Closing, SEC and SEI shall deliver or cause to be delivered to the Shareholders in form and substance acceptable to the Shareholders, each of the following instruments or materials, duly executed:

                  a.       A copy of the text of the  resolutions  by which  the
                           corporate   actions  on  the  part  of  SEC  and  SEI
                           necessary to approve this Agreement were taken.

                  b. An opinion from Tupper, Jonsson and Yeadon, based on customary reliance and subject to customary qualifications, including, without limitation, the fact that the opinion is being rendered with respect to Canadian and British Columbian law only, to the effect that:

                           i. SEC is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia.

                           ii. SEC has the corporate power to execute and deliver this Agreement and to consummate the transactions on its part contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions on its part contemplated hereby have been duly authorized by requisite corporate action taken on the part of SEC.

                           iii. This Agreement has been executed and delivered by SEC and is a valid and binding agreement of SEC, enforceable against it in accordance with its terms.

                           iv. The execution, delivery and performance of this Agreement by SEC will not constitute a violation of the Articles of Incorporation or Bylaws of SEC.

                           v. SEC has taken all actions and received such approvals as are required under (y) the laws of Canada, the Province of British Columbia or of any other province or Canadian jurisdiction which are applicable to the transactions contemplated by this Agreement, and (z) the rules or regulations of the VSE, in order for SEC and SEI to consummate the transactions contemplated by this Agreement, including without limitation SEI's acquisition of the Antigua Stock.

                  c. An opinion from Bonn, Luscher, Padden & Wilkins, based upon customary reliance and subject to customary qualifications (including, without limitation, that such opinion is being rendered in reliance upon the opinion of Texas counsel to SEC, which counsel and opinion shall be acceptable to the Shareholders and their counsel) to the effect that:

                           i. SEI is a corporation validly existing and in good standing under the laws of the State of Texas;

                           ii. SEI has the corporate power to execute and deliver this Agreement and to consummate the transactions on its part contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions on its part contemplated hereby have been duly authorized by requisite corporate action taken on the part of SEI;

                           iii. This Agreement has been executed and delivered by SEI and is a valid and binding obligation of SEI, enforceable against it in accordance with its terms; and

                           iv. The execution, delivery and performance of this Agreement by SEI will not constitute a violation of the Articles of Incorporation or Bylaws of SEI.

                  d. Immediately available funds equal to $11,495,000 and Promissory Notes in the form attached hereto as Exhibits 2.2(b) and 6.12(a), and a capital contribution of immediately available funds to Antigua equal to $2,112,000.

                  e. A letter or certificate from the VSE approving this Agreement and the transactions contemplated hereby.

                  f. All other documents, instruments and writings required to be delivered by SEC at or prior to the Closing pursuant to this Agreement or as may be otherwise reasonably required by the Shareholders in connection herewith.

         7.5 Actions by the Shareholders. At the Closing, the Shareholders shall deliver or cause to be delivered to SEC and SEI in form and substance acceptable to SEC and SEI, each of the following instruments or materials, duly executed:

                  a.       Certificates    representing   the   Antigua   Stock,
                           accompanied by stock powers duly executed.

                  b. A copy of the text of the resolutions by which the Shareholders and/or the Board of Directors of Antigua approved this Agreement.

                  c. An opinion addressed to SEC and SEI from Quarles & Brady, based on customary reliance and subject to customary qualifications, including, without limitation, the fact that the opinion is being rendered with respect to the State of Arizona law and the General Corporation Law of the State of Nevada only, to the effect that:

                           i. Antigua is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

                           ii. The Shareholders have the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by requisite action on the part of the Shareholders.

                           iii. All of the Antigua Stock has been validly issued and is fully paid and non-assessable. To the knowledge of Quarles & Brady, the Antigua Stock constitutes all of the issued and outstanding capital stock of Antigua, and the delivery  of  certificates  representing
                                    the  Antigua   Stock  accompanied  by  stock
                                    powers duly executed are in a form effective
                                    to vest in SEI all of the  right, title  and
                                    interest of the  Shareholders in the Antigua
                                    Stock,   free  and   clear  of  all   liens,
                                    encumbrances,    restrictions   and   claims
                                    arising  prior  to  the  Closing  (including
                                    liens  or  encumbrances  arising  under  any
                                    shareholders'   agreements,   stock  option,
                                    stock purchase or other similar agreements, or under Antigua's Articles or Bylaws).

                           iv. The Agreement has been executed and delivered by the Shareholders and (assuming the valid, authorization, execution and delivery of the Agreement by SEC and SEI) is a valid and binding agreement upon, and is enforceable in accordance with its terms against, the Shareholders.

                           v. To the knowledge of Quarles & Brady, the execution, delivery and performance of this Agreement by the Shareholders will not constitute a violation of any contract or agreement to which Antigua, Dooley, the Dooley Trust or the Dooley Children Trusts is a party.

                  d. Letters from each of the NBA, NHL, NFL and MLB consenting to this Agreement or a change in control of Antigua.

                  e. A letter from LaSalle consenting to this Agreement and the transactions contemplated herein, including all lending or similar transactions entered into by SEC and SEI in connection herewith.

                  f. A letter from Thomas E. Dooley, Jr. dated as of the Closing Date in which Mr. Dooley shall resign as an officer and employee of Antigua.

                  g. A Consulting Agreement between Antigua and Thomas E. Dooley, Jr. in the form attached hereto as Exhibit 6.2.

                  h. Employment Agreements between Antigua and each of Ronald McPherson, Gerald Whitley, Kevin O'Neill, Brett Moore and Joe Blanchette.

                  i. All other documents, instruments, releases and writings required to be delivered by the Shareholders at or prior to the Closing pursuant to this Agreement or as may be otherwise reasonably required by SEC or SEI in connection herewith.

                                  ARTICLE VIII

                                  MISCELLANEOUS
                                  -------------

         8.1 Publicity. All press releases and other public announcements regarding this Agreement and the transactions contemplated hereby will be approved by SEC and Dooley, unless otherwise required by law, in which event each party will use best efforts to enable the other party to review, prior to dissemination, the form and substance of such announcements.

         8.2 Entire Agreement; Amendments; Further Assurances. This Agreement, including the Disclosure Letter and any documents delivered hereunder or ancillary hereto, constitutes the entire agreement of the parties pertaining to the subject matter hereof and supersedes all prior agreements or understandings of the parties, including without limitation the Amended Merger Agreement. This Agreement may only be amended by a writing signed by all of the parties hereto, but any party hereto can waive any right, condition or agreement of which it is entitled to avail itself, but any such waiver will apply only to the circumstances involved and only if it is in writing. Each party agrees to execute and deliver any other documents and take any other actions necessary to carry out the terms of this Agreement and to consummate the transactions contemplated herein.

         8.3 Successors. Neither this Agreement nor any right, remedy, obligation or liability hereunder may be assigned by any party without the prior written consent of the other parties, except that the rights and obligations of any party who is an individual may pass to his estate upon his death. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or if delivered by facsimile (in the latter case, with a copy delivered by first class mail as described below), the next business day if by express mail (overnight delivery) or three days after being sent by registered or certified mail, return receipt requested, postage prepaid, if to SEC or SEI, at SEI's principal executive offices at 9211 Diplomacy Row, Dallas, Texas 75247, Attention: L. Steven Haynes, facsimile: 214-631-7297 (with a copy to Bonn, Luscher, Padden & Wilkins, 805 N. 2nd Street, Phoenix, Arizona 85004, Attention: John M. Welch, facsimile: 602-254-0656), if to Antigua, Dooley, the Dooley Children Trusts or the Dooley Trust at 12401 East Saddle Horn Drive, Scottsdale, Arizona 85259,
Attention: Thomas E. Dooley, Jr. (with a copy to Quarles & Brady, One East Camelback, Suite 400, Phoenix, Arizona 85012, Attention: P. Robert Moya, facsimile: 602-230-5598), and if to The Werner Trust, to E. Louis Werner at 6900 East Camelback Road, Suite 700, Scottsdale, Arizona 85251 (or at such other address for a party as shall be specified by notice hereunder).

         8.5 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to conflict of law principles; provided, however, that all matters pertaining exclusively to the corporate governance of a party will be governed by the laws of the state or province of its incorporation. In the event that any provision hereof is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement, the remaining provisions shall be construed to preserve the intent and purposes of this Agreement and the parties will negotiate in good faith to modify the provision, covenant, term or restriction held to be invalid, void or illegal to preserve each party's anticipated benefits under this Agreement.

         8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

         8.7 Interpretation. This Agreement has been prepared and negotiations in connection herewith have been carried on by the joint efforts of the parties hereto and their respective counsel. This Agreement is to be construed fairly and not strictly for or against any of the parties hereto. The articles and section headings contained in this Agreement are for convenience of reference only, and shall not effect the meaning or interpretation of any provision hereof. As used in this Agreement, the masculine, feminine and neuter genders will be deemed to include the others if the context requires.

         8.8 Disclosure Generally. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The inclusion of any information in any written disclosure provided hereunder shall not be deemed to be an admission or acknowledgment by a party, in and of itself, that such information is material to or outside of the ordinary course of the business of such party. The Disclosure Letter and any written information provided by SEC hereunder shall be divided into paragraphs corresponding to the sections of this

Agreement. Disclosure in any paragraph of the Disclosure Letter or SEC's written information shall constitute disclosure for purposes of all other paragraphs thereof.

         8.9 Survival of Representations and Warranties. The representations and warranties of the parties shall survive the Closing for a period of 24 months from the Closing Date.

         8.10 Fees and Expenses. The parties shall bear their own fees and expenses in connection with this Agreement and the Amended Merger Agreement; provided, however, that at the Closing SEI shall reimburse the Shareholders for fifty percent (50%) of Antigua's legal fees incurred in connection with the Amended Merger Agreement and this Agreement.

/ / /


/ / /


/ / /

         DATED on April 21, 1997.

                                            SOUTHHAMPTON ENTERPRISES CORP.

                                                By: /s/ L. Steven Haynes
                                                   ------------------------
                                                      L. Steven Haynes

                                                     Its Chief Executive Officer


                                            SOUTHHAMPTON ENTERPRISES, INC.


                                                By: /s/ L. Steven Haynes
                                                   ------------------------
                                                      L. Steven Haynes

                                                     Its Chief Executive Officer


                                            THOMAS E.  DOOLEY  AND  GAIL  DOOLEY
                                            REVOCABLE TRUST OF 1988


                                                By: /s/ Thomas E. Dooley, Jr.
                                                   -----------------------------
                                                     Thomas E. Dooley, Jr.

                                                     Its
                                                        ------------------------

                                            E.  LOUIS   WERNER   JR.   REVOCABLE
                                            INTERVIVOS TRUST OF 1982


                                            By: /s/ E. Louis Werner, Jr.
                                               ----------------------------
                                                 E. Louis Werner, Jr.

                                                 Its Trustee

                                            IRREVOCABLE  GIFT  TRUSTS   OF   THE
                                            CHILDREN OF THOMAS  AND GAIL  DOOLEY
                                            OF 1989


                                            By: /s/ Bobbi D. Hunter
                                               ----------------------
                                                    Bobbi D. Hunter

                                                Its Trustee

                                             /s/ THOMAS E. DOOLEY
                                            -------------------------
                                            THOMAS E. DOOLEY, as
                                            custodian for Kim L. Dooley


                                             /s/ THOMAS E. DOOLEY
                                            --------------------------
                                            THOMAS E. DOOLEY, as
                                            custodian for Shawn T. Dooley


                                                                    SHAREHOLDERS

                                             /s/ THOMAS E. DOOLEY, JR.
                                            ----------------------------------
                                            THOMAS E. DOOLEY, JR., an individual

                                            /s/ GAIL DOOLEY
                                            ----------------------------------
                                            GAIL DOOLEY, an individual
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